Exhibit 10.14
AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AMENDMENT is entered into as of November 4, 2008, by and between Alon USA GP, LLC, a Delaware limited liability company (the “Company”), and Shai Even (“Executive”).
     WHEREAS, the Company and Executive entered into that certain Executive Employment Agreement, dated as of August 1, 2003 (the “Agreement”), and wish to amend the Agreement to assure that any payments under the Agreement that (i) constitute a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), comply with the requirements of Section 409A to avoid the imposition of excise taxes and (ii) qualify for an exemption from deferred compensation treatment under Section 409A of the Code satisfy the requirements of such exemption. Terms not defined in this Amendment will have the meaning set forth in the Agreement.
     NOW, THEREFORE, the parties agree as follows:
     1. To the extent that a payment becomes due to Executive under Section 10 of the Agreement by reason of Executive’s termination of employment, (i) the term “termination of employment” will have the same meaning as “separation from service” under Section 409A of the Code (ii) except as provided in Section 2 below, all such payments will be made in a single lump sum no later than 60 days after the date on which Executive terminates employment.
     2. If the Company makes a good faith determination that a payment under the Agreement (i) constitutes a deferral of compensation for purposes of Section 409A, (ii) is made to Executive by reason of his separation from service and (iii) at the time such payment would otherwise be made Executive is a “specified employee” as hereinafter defined, the payment will be delayed until the first day of the seventh month following the date of such termination of employment and will bear interest at the prime rate of interest as published in the Wall Street Journal on the first business day following the date of Executive’s termination of employment. For purposes of this Section 2, a specified employee is an officer of Alon USA Energy, Inc. with annual compensation in excess of $150,000 (as adjusted for years after 2008), provided that only the 50 highest paid officers of Alon USA Energy, Inc. may constitute “specified employees” for any 12-month period. An individual who is identified as a one of the 50 highest paid officers during any portion of a calendar year will be a specified employee for purposes of the Agreement during the 12-month period beginning on April 1 of the following calendar year.
     3. To the extent that any payment made under the Agreement constitutes a deferral of compensation subject to Section 409A of the Code, the time of such payment may not be accelerated except to the extent permitted by Section 409A. Where Section 409A of the Code permits a payment or benefit that constitutes a deferral of compensation to be accelerated, the payment or benefit may be accelerated in the sole discretion of the Company.
     4. Any expense reimbursements required to be made under the Agreement will be for expenses incurred by Executive during the term of the Agreement, and such reimbursements will be made not later than December 31st of the year following the year in which Executive incurs the expense; provided, that in no event will the amount of expenses eligible for payment or reimbursement in one calendar year affect the amount of expenses to be paid or reimbursed in any other calendar year. Executive’s right to expense reimbursement will not be subject to liquidation or exchange for another benefit.
     5. Notwithstanding any provision of the Agreement to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to the Agreement as the Company deems necessary or desirable solely to avoid the imposition of taxes or penalties under Section 409A.
     6. Section 10 of the Agreement is hereby amended and restated in its entirety as follows:
     “10. Termination of Employment. (a) Employer may terminate Executive’s employment hereunder at any time for Cause. For purposes hereof, Cause shall mean: (i) conviction of a felony or a misdemeanor where imprisonment is imposed for more than 30 days; (ii) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Employer records; (iii) improper disclosure of Confidential Information; (iv) any intentional action by the Executive having a material detrimental effect on the Company’s reputation or business; (v) any material breach of this Agreement, which breach is not cured within ten (10) business days following receipt by Executive of written notice of such breach; (vi) unlawful appropriation of a corporate opportunity; or (vii) intentional misconduct in connection with the performance of any of Executive’s duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure to the detriment of the Company any profit in connection with any transaction entered into on behalf of the Company, any material misrepresentation to the Company, or any knowing violation of law or regulations to which the Company is subject. Upon termination of Executive’s employment with the Company for Cause, the Company shall be under no further obligation to Executive, except to pay all earned but unpaid Base Compensation and all accrued benefits and vacation to the date of termination (and to the extent required by law).
     (b) Employer may terminate Executive’s employment hereunder without Cause upon not less than one hundred eighty (180) days prior written notice, or Executive may terminate his employment hereunder for Good Reason upon not less than thirty (30) days prior written notice. In the event of any such termination, Executive shall be entitled to receive his Base Compensation through the termination date and any annual bonus entitlement, prorated for the number of months of employment for the fiscal year in question, all accrued benefits and vacation to the date of termination (and to the extent required by law), plus, during the first two years of Executive’s employment hereunder, an additional amount of severance payment equal to one year’s Base Compensation as in effect immediately before any notice of termination, and, after the first two years of Executive’s employment hereunder, an amount of severance payment equal to nine months’ Base Compensation as in effect immediately before any notice of termination. “Good Reason” means (i) without the Executive’s prior written consent, the Employer reduces Executive’s Base Compensation or the percentage of Executive’s Base Compensation established as Executive’s maximum target bonus percentage for purposes of Employer’s annual cash bonus plan, or fails to continue in effect defined benefit pension plans having vesting and benefit terms substantially similar to those of the defined benefit plans maintained by the Company for the benefit of Executive prior to the Commencement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing the Executive with substantially similar benefits) has been made with respect to such plan; (ii) any material breach of this Agreement, which breach is not cured within ten (10) business days following receipt by Employer of written notice of such breach; (iii) Employer requires Executive to be based at an office or location that is more than thirty-five (35) miles from the location at which Executive was based as of the Commencement Date, other than in connection with reasonable travel requirements of Employer’s business; (iv) the delivery by Employer of notice pursuant to Section 1 (c) of this Agreement that it does not wish this Agreement to automatically renew for any subsequent year; and (v) Executive may submit his resignation at any time after July 31, 2010, which will be considered to be for Good Reason.
     (c) Executive may terminate the employment relationship hereunder with not less than one hundred eighty (180) days prior written notice. Upon any such termination of Executive’s employment, other than for Good Reason, the Company shall be under no further obligation to Executive, except to pay all earned but unpaid Base Compensation and all accrued benefits and vacation to the date of termination (and to the extent required by law).
     (d) The provisions of Sections 6, 7, 8 and 9 of this Agreement will continue in effect notwithstanding any termination of Executive’s employment.”
     7. The provisions of this Amendment supersede and replace in their entirety any conflicting provision set forth in the Agreement.
     IN WITNESS WHEREOF, the parties have executed this A mendment as of the date first written above.

ALON USA GP, LLC
By:	/s/ Jeff D. Morris
	Name:	Jeff D. Morris
	Title:	Chief Executive Officer

EXECUTIVE
/s/ Shai Even
Shai Even